American CareSource Announces Strategy to Enter Urgent Care Market
Dr. Richard Turner leads American CareSource into the $14.5 billion urgent care market as CEO and Chairman

DALLAS, April 29, 2014 - American CareSource Holdings (NASDAQ: ANCI), a leading national network of ancillary health care providers, today announced a major strategic decision to enter the fast-growing, and highly fragmented urgent care market.
The Board’s decision to transition is a natural and appropriate evolution of the company’s long-held mission: Helping people receive high-quality, affordable and conveniently located health care. Initial acquisitions are expected to occur in mid-2014.
The company also announced that its Board has named Dr. Richard W. Turner its Chief Executive Officer, in addition to his role as Chairman of the Board, to lead the organization into the urgent care market. Dr. Turner has been a director of the Company since 2011, and previously was Chief Executive Officer and Chairman of the Board of Conmed Healthcare Management, a public company providing health care services to county and municipal detention centers that was acquired by Correct Care Solutions LLC in 2012. Throughout his career, Dr. Turner has focused on building the value of publicly traded health care-focused organizations.
“I’m excited to lead an organization that currently has valuable assets and talent that squarely helps position our organization where U.S. health care is currently experiencing its greatest need and some of its fastest growth - urgent care delivery,” said Turner. “American CareSource intends to firmly distinguish itself in the quickly expanding market as the high-quality, patient-centric provider of conveniently available affordable urgent care.”
In entering the urgent care market, the company intends to leverage its Board and senior management teams, reputation, capital market relationships, significant experience, and its successful track record of building health care services companies and also delivering quality care.
Urgent care centers are one of the fastest-growing areas in American health care, a surge driven by the expansion of private health coverage, the Patient Protection and Affordable Care Act and the corresponding need being driven by legislative mandate.
The centers have emerged to fill a critical market need for patients whose conditions are urgent but not life-threatening enough to warrant a trip to the hospital emergency department. Rather than endure long waits at either their physician’s office or emergency departments, they seek immediate assistance, without appointment, at an urgent care center.
At an urgent care center, patients can obtain treatment for low-level trauma, such as x-rays for a twisted ankle or sutures for a child’s split lip, and a variety of other conditions. In addition, urgent care centers can provide primary care with treatment continuity as well as repeatable services. School and athletic physicals, corporate wellness programs, and workers’ compensation offerings can also be provided.
According to the IBISWorld market research organization, the urgent care center market grew from $11.0 billion in 2008 to an estimated $14.5 billion in 2013. By 2018, industry revenue is projected to reach $18.8 billion.

As previously stated, a big driver of industry growth is the Patient Protection and Affordable Care Act, which is expected to expand insurance coverage to an additional 32 million Americans by 2019.
That law already is leading to an increase in physician visits as people seek help for various medical conditions they previously would have neglected, with a corresponding effect of increasing wait times at primary care physicians’ offices and emergency departments.
That, in turn, has caused larger numbers of consumers to seek treatment at urgent care centers. Moreover, cost-saving initiatives from employers and insurance companies have called for people with low-level emergency needs to use urgent care centers instead of hospital emergency departments.
All those converging trends have led to an explosion in the need for urgent care centers, which derive more than half of their revenue from private insurance payments. This segment of the health care industry continued to expand, even through the most recent global recession.
Nationwide, the urgent care industry remains highly fragmented, with the four largest companies controlling less than one percent of revenue combined. Most organizations in the segment operate only a single center.
“The opportunity for our company is enormous,” Turner said. “We are focused on centers that have traditionally not had significant capital or the volume of locations to benefit from economies of scale but have strong clinical leadership and growth potential, which will facilitate the greatest return on investment for our shareholders.”
“American CareSource has always centered its business on providing quality care at affordable prices with a fair margin. The tactics used to serve that goal have evolved over time, but the mission has always been the same. This decision to embrace and orderly transition is an opportunity to build upon a proud tradition.”
About American CareSource Holdings, Inc.
American CareSource Holdings is the first national, publicly traded ancillary care network services company. The company offers a comprehensive national network of more than 4,800 ancillary service providers at more than 33,300 sites through its subsidiary, Ancillary Care Services. ACS provides ancillary health care services through its network that offers cost-effective adjunctive support that delivers urgent and primary care through a network of free-standing centers as well as its support of physician- and hospital-based services. These providers offer services in 31 categories, including laboratories, dialysis centers, free-standing diagnostic imaging centers, infusion centers, long-term acute care centers, home-health services and non-hospital surgery centers, as well as durable medical equipment. The company’s ancillary network and management provide a complete outsourced solution for a wide variety of health care payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third-party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.
Investor Relations Contact:
Matthew D. Thompson, CFO
mthompson@anci-care.com
(972) 308-6830